Execution Version

Exhibit 10.42
THIRD AMENDMENT TO CREDIT AGREEMENT
US 4456944v.13
This Third Amendment to Credit Agreement (this “Amendment”) is entered into effective as of the 23rd day of August, 2016, by and among Gran Tierra Energy International Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), Gran Tierra Energy Inc., a corporation duly formed and existing under the laws of the State of Nevada (the “Parent”), The Bank of Nova Scotia, as administrative agent (the “Administrative Agent”) and the Lenders party hereto.
W I T N E S S E T H:
WHEREAS, Borrower, the Parent, the Administrative Agent, and Lenders are parties to that certain Credit Agreement dated as of September 18, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement as amended by this Amendment);
WHEREAS, pursuant to the Credit Agreement, Lenders have made certain Loans to the Borrower and provided certain other credit accommodations to Borrower;
WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Borrower has entered into that certain Share Purchase Agreement, dated as of June 30, 2016 (the “Purchase Agreement”), by and among the Borrower, the “Vendors” (as defined in the Purchase Agreement) and Petrolatina Energy Limited, a company incorporated in England under the 1985 Act, with registered number 05173588 ("PELE"), pursuant to which the Borrower intends to acquire all of the “Purchased Securities” (as defined in the Purchase Agreement, herein, the “PELE Assets”), constituting all of the issued and outstanding Equity Interests of PELE;
WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Borrower intends to finance the acquisition of the PELE Assets (the “PELE Acquisition”) with (a) the proceeds of an issuance of common Equity Interests by the Parent generating Net Cash Proceeds of no less than $160.0 million (the “Equity Issuance”), (b) the proceeds of Revolving Credit Loans (the “Revolving Credit Borrowing”), (c) cash on hand (the “Cash Consideration”) and (d) the proceeds of new term loans not to exceed $130.0 million (the “Term Loan Borrowing”);
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders enter into this Amendment to amend the Credit Agreement to, among other things, provide for the issuance of Term Loans under the Credit Agreement on a pari passu basis with the Revolving Loans;
WHEREAS, the Administrative Agent, Borrower and the Lenders have agreed to enter into this Amendment to amend the Credit Agreement as more particularly set forth herein;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Administrative Agent and Lenders hereto hereby agree as follows:
Section 1.Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement and the exhibits to the Credit Agreement are, effective as of the Third Amendment Effective Date (as defined below), hereby amended to read in their entirety as attached as Exhibit A hereto.
SECTION 2.    Conditions Precedent. This Amendment shall be effective on the date that each of the following conditions precedent is satisfied or waived in accordance with Section 12.02 of the Credit Agreement (the “Third Amendment Effective Date”):
2.1    Counterparts. Administrative Agent shall have received from the Lenders, the Parent and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Amendment signed on behalf of such Persons.
2.2    Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders all fees required to be paid by the Borrower (including pursuant to that certain Fee Letter dated as of June 30, 2016 between the Parent and the Administrative Agent (the “Third Amendment Fee Letter”), and all expenses required to be paid by the Borrower under Section 12.03 of the Credit Agreement for which invoices have been presented at least 3 Business Days before the Third Amendment Effective Date (other than fees of counsel to the Administrative Agent).
2.3    Acquisition Conditions.
(a)    The Administrative Agent shall have received a true and correct fully-executed copy of the Purchase Agreement (including all amendments, modifications, exhibits and schedules thereto) effecting the PELE Acquisition and other material side letters or agreements relating to the PELE Acquisition, and a certificate of an authorized officer of the Borrower certifying the same.
(b)    Subject only to the funding of the Term Loans on the Third Amendment Effective Date, the PELE Acquisition shall have closed in accordance with the Purchase Agreement without giving effect to any waiver, modification or consent thereunder, or the failure to satisfy any condition in Section 6.1(a) thereof, that is materially adverse to the interests of the Lenders unless approved by the Administrative Agent (such approval not to be unreasonably withheld) (it being understood that (a) any such amendment or waiver that changes any third party beneficiary rights applicable to the Administrative Agent or the Lenders or the governing law provision or any increase in the amount of the purchase price under the Purchase Agreement (other than any increase in the amount of the purchase price paid in the form of, or funded with the proceeds of, common Equity Interests of the Parent) shall be deemed to be materially adverse to the interests of the Lenders and (b) any decrease in the amount of the purchase price under the Purchase Agreement of 10% or less shall be deemed not to be materially adverse to the interests of the Lenders) and the Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying the same.
(c)    The Administrative Agent shall have received evidence that the Parent shall have received net proceeds from the Equity Issuance in an amount of no less than US$160.0 million which proceeds shall have been applied to the purchase price under the Purchase Agreement.
(d)    After giving pro forma effect to the consummation of collectively, (i) the PELE Acquisition, (ii) the Equity Issuance, (iii) application of the Cash Consideration, (iv) the RBL Borrowing, (v) the borrowings of Term Loans under the Credit Agreement on the Third Amendment Effective Date and (vi) the payment of fees, commissions and expenses in connection with each of the foregoing (including pursuant to the Loan Documents (including the Third Amendment Fee Letter)) (collectively, the “Transactions”) on the Third Amendment Effective Date, the Credit Parties shall have at least US$100.0 million of liquidity, comprised of borrowing capacity available under the Credit Agreement (but only to the extent that the Borrower is able to satisfy Section 6.02 of the Credit Agreement on such date) and cash not subject to a Lien (other than Liens securing the Secured Obligations).
(e)    The Administrative Agent shall have received the Parent’s unaudited financial statements for the fiscal quarter ending March 31, 2016.
(f)    The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ending March 31, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case based on internal management information.
(g)    The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or another officer of each Credit Party (a) setting forth (%4) resolutions of its board of directors or other applicable governing body with respect to the authorization of such Credit Party to execute and deliver this Third Amendment and the other Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (%4) the directors and/or officers of such Credit Party (y) who are authorized to sign the Loan Documents to which such Credit Party is a party and (z) who will, until removed from the board of directors or replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (%4) specimen signatures of such authorized directors and/or officers, and (%4) the articles or certificate of incorporation and bylaws or memorandum and articles of association (or other organizational documents) of such Credit Party, certified as being true and complete or (b) certifying that (i) there have been no changes to any of the organizational documents of such Credit Party attached to the prior certificate of such Secretary, Assistant Secretary or other officer of such Credit Party and (ii) the resolutions of such Credit Party attached to such prior certificate remain in full force and effect and authorize the execution and delivery of this Third Amendment and the other Loan Documents to which such Credit Party is a party and its entry into the transactions contemplated by such documents.
(h)    The Administrative Agent shall have received an opinion of (%4) Bracewell LLP, special New York counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (ii) Maples and Calder, Cayman Islands legal counsel to the Borrower, in form and substance satisfactory to the Administrative Agent (iii) Stikeman Elliott (London) LLP, special United Kingdom counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iv) A&C Legal, special Colombian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (v) Ventura Garcés & López-Ibor Abogados, special Spanish counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, and (vi) Patton, Moreno & Asvat, special Panamanian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent; and
(i)    The Administrative Agent shall have received a certificate from a director of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Credit Parties, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
(j)    Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on the date hereof after giving effect to the amendments set forth herein, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.
(k)    The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) signed by PELE and its Subsidiaries constituting Subsidiary Guarantors of an Assumption Agreement to that certain Guaranty and Collateral Agreement, dated as of September 18, 2015, by and among the Borrower, the Parent, the Administrative Agent, and the other parties thereto.
(l)    The Administrative Agent shall have filed, or will file on the Effective Date, UCC-1 financing statements as the Administrative Agent may deem necessary or advisable to perfect the security interests created by the Security Instrument set forth in clause (k) above.

(m)    The Administrative Agent shall have received (i) certificates, to the extent applicable, together with undated, blank stock powers or share transfer forms for each such certificate, representing all of the issued and outstanding Equity Interests of each Credit Party, other than PELE, and (ii) a share charge over the shares in PELE granted by the Borrower in favor of the Administrative Agent.
(n)    The Administrative Agent shall have received duly executed Notes and Colombian Notes payable to each Lender in a principal amount equal to its Term Loan Commitment and Maximum Credit Amount dated as of the Third Amendment Effective Date.
(o)    The Administrative Agent shall have received lien searches on PELE, all of its Subsidiaries and PELE’s and such Subsidiaries’ assets.
(p)    Since December 31, 2015, there shall not have occurred any Target Material Adverse Change. “Target Material Adverse Change” means any change, event, occurrence, effect or circumstance that: (i) is or would reasonably be expected to be material and adverse to the business, condition (financial or otherwise), assets or results of operations of PELE and its Subsidiaries, taken as a whole, other than changes, effects, or circumstances resulting from or arising in connection with economic factors affecting the economy as a whole, or factors generally affecting the industry or specific markets in which PELE and its Subsidiaries operate or attributable to the announcement or performance of the transactions contemplated by the Purchase Agreement or the Additional Share Transactions (as defined in the Purchase Agreement), or both, situations of war or terrorism or changes in Applicable Law (as defined in the Purchase Agreement) or GAAP, provided that in each case, such matter does not have a materially disproportionate effect on any of PELE and its Subsidiaries, relative to other comparable companies and entities operating in the industries in which any of PELE and its Subsidiaries operates; or (B) would reasonably be expected to prevent or materially delay or impair the ability of any of the Vendors (as defined in the Purchase Agreement) to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated therein.
(q)    The Administrative Agent and the Lenders shall have received, to the extent requested by the Administrative Agent or such Lender at least 10 days prior to the Third Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable ‘know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in respect of the Credit Parties after giving pro forma effect to the Transactions.
SECTION 3.    Representations and Warranties of Borrower. To induce the Lenders and Administrative Agent to enter into this Amendment, Borrower hereby represents and warrants to Lenders and Administrative Agent as follows:
3.1    Reaffirm Existing Representations and Warranties. Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on the date hereof after giving effect to the amendments set forth herein, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.
3.2    Due Authorization; No Conflict. The execution, delivery and performance by Borrower of this Amendment are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of this Amendment). The execution, delivery and performance by Borrower of this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of this Amendment, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Document or any indenture, agreement or other instrument binding upon Borrower or any other Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any Property of Borrower or any other Credit Party (other than the Liens created by the Loan Documents).
3.3    Validity and Enforceability. This Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3.4    Acknowledgment of No Defenses. Borrower acknowledges that it has no defense to (%3) Borrower’s obligation to pay the Obligations when due, or (%3) the validity, enforceability or binding effect against Borrower or any other Credit Party of the Credit Agreement or any of the other Loan Documents (to the extent a party thereto) or any Liens intended to be created thereby.
SECTION 4.    Miscellaneous.
4.1    Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. This Amendment shall not limit or impair any Liens securing the

Obligations, each of which are hereby ratified, affirmed and extended to secure the Obligations as it may be increased pursuant hereto. This Amendment constitutes a Loan Document.
4.2    Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
4.3    Counterparts. This Amendment may be executed in counterparts, including, without limitation, by electronic signature, and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until each Credit Party and the Lenders have executed a counterpart. Facsimiles or other electronic transmissions (e.g. pdfs) of such executed counterparts shall be effective as originals.
4.4    Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.
4.5    Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.
4.6    Effectiveness. This Amendment shall be effective automatically and without necessity of any further action by Borrower, Administrative Agent or Lenders when counterparts hereof have been executed by each Credit Party and the Lenders.
4.7    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER:	GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.
By:      /s/ Adrián Santiago Coral Pantoja
Name: Adrian Santiago Coral Pantoja
Title:    Director

PARENT:	GRAN TIERRA ENERGY INC.
By:      /s/ Gary S. Guidry
Name: Gary S. Guidry
Title:   President & C.E.O.

Signature Page – Third Amendment

ADMINISTRATIVE AGENT:     THE BANK OF NOVA SCOTIA,
By:      /s/ Philip Lloyd
Name: Philip Lloyd
Title: Director, International Banking

By:      /s/ Enrique Lopez
Name: Enrique Lopez
Title: Vice President, International Banking

Signature Page – Third Amendment

LENDERS:    THE BANK OF NOVA SCOTIA, as a Lender
By:      /s/ Philip Lloyd
Name: Philip Lloyd
Title: Director, International Banking

By:      /s/ Enrique Lopez
Name: Enrique Lopez
Title: Vice President, International Banking

Signature Page – Third Amendment

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:     /s/ Max Sonnonstine
Name: Max Sonnonstine
Title: Director

Signature Page – Third Amendment

HSBC Bank Canada,
as a Lender

By:      /s/ Jason Lang
Name:     Jason Lang
Title:     Director, Resources & Energy Group

By:      /s/ Adam Lamb
Name:     Adam Lamb
Title: Assistant Vice President,
Oil & Gas Large Corporate

Signature Page – Third Amendment

Export Development Canada,
as a Lender

By:      /s/ James Babbitt
Name:     James Babbitt
Title:     Principal, Extractive Industries/Structured
and Project Finance

By:      /s/ Frank Kelly
Name:     Frank Kelly
Title: Director, Extractive Industries/Structured
and Project Finance

Signature Page – Third Amendment

Natixis, New York Branch,
as a Lender

By:      /s/ Gabriela Davies
Name:     Gabriela Davies
Title:     Executive Director

By:      /s/ Morvan Mallegol
Name:     Morvan Mallegol
Title: Director

Signature Page – Third Amendment

Royal Bank of Canada,
as a Lender

By:      /s/ Bryn R. Davies
Name:     Bryn R. Davies
Title: Authorized Signatory

Signature Page – Third Amendment